Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

ALPHARETTA, GA, February 20, 2020 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and full year periods ended December 31, 2019.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period and are from continuing operations. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), reverse osmosis (RO), Engineered Papers (EP), low ignition propensity (LIP), reconstituted tobacco leaf (RTL), heat-not-burn (HnB)

Full Year 2019 Financial Results Summary

•	Total sales were $1,022.8 million, down 2%, but unchanged versus prior year excluding currency impact

•	GAAP operating profit was $134.0 million, or 13.1% of sales, down 1%

•	Adjusted operating profit was $159.5 million, or 15.6% of sales, up 1%

•	GAAP EPS was $2.76, versus $3.07; both periods included material non-recurring items (details below)

•	Adjusted EPS was $3.55, up 2%, or up 5% excluding negative currency impact

Full Year 2019 Financial Highlights & 2020 Outlook

•	Full year 2019 Adjusted EPS was $3.55, up 2%, and in the high end of the $3.40 to $3.60 guided range issued at the outset of the year

•	Full year 2019 operating cash flow increased 15% to $160.3 million and free cash flow increased 16% to $126.2 million; total debt was reduced by $79.4 million

•	2020 Adjusted EPS guidance excluding the pending Tekra and Trient acquisition is $3.50 to $3.75, reflecting AMS growth, EP stability, and lower unallocated costs

•
On February 18, 2020, the Company announced the pending acquisition of Tekra and Trient, technical film converters that are expected to bring complementary capabilities and new growth opportunities to AMS. Transaction expected to add approximately $0.10 to 2020 Adjusted EPS and approximately $0.20 to 2021 Adjusted EPS

Fourth Quarter 2019 Financial Results Summary

•	Total sales were $238.5 million, down 4%, or 3% excluding currency impact

•	GAAP operating profit was $24.8 million, or 10.4% of sales, down 7%

•	Adjusted operating profit was $31.5 million, or 13.2% of sales, down 2%

•	GAAP EPS was $0.64, versus $0.23; prior year quarter included a $0.50 per share non-cash impairment

•	Adjusted EPS was $0.80, down 8%; higher quarterly tax rate versus low 4Q:18 rate and unallocated expenses offset 11% combined profit growth of AMS and EP segments

Full Year and Fourth Quarter 2019 Operating Segment Overviews

•
Full year 2019 AMS segment sales increased 2%, as growth in filtration and transportation was impacted by some year-end customer inventory rebalancing; fourth quarter sales decreased 4% versus a very strong 4Q:18

•
Full year 2019 AMS GAAP and adjusted operating profit margin expanded 290 and 270 basis points, respectively, due to organic sales growth, fixed cost reductions, and favorable resin input costs; fourth quarter AMS GAAP operating profit margin was flat, while adjusted operating margin expanded 90 basis points

•
Full year 2019 EP segment sales decreased 5%, or 2% absent currency impacts, as positive price/mix performance nearly offset lower volumes; fourth quarter EP segment sales decreased 4%, or 2% absent currency impacts

•
Full year 2019 EP GAAP and adjusted operating margins expanded 60 and 130 basis points, respectively, due to positive price/mix benefits, manufacturing efficiencies, and lower wood pulp costs in 2H:19; fourth quarter EP GAAP operating profit and adjusted operating profit margins expanded 360 and 410 basis points, respectively

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "2019 was a good year for SWM. Results were strong on several fronts, with both operating segments delivering profit growth and Adjusted EPS increasing 5% excluding currency impacts. Earnings growth was accompanied by solid free cash flow gains, underscoring the strong financial health of our business and which supports continued growth investments. Earlier this week, we were particularly pleased to announce our latest acquisition which we expect to close in March. Tekra and Trient are high-quality assets that add new processing capabilities and bolster our market presence in medical, graphics, and automotive, and offer long-term top-line synergy potential."

"AMS segment profits grew 20% in 2019 as we delivered continued organic sales growth, drove operational efficiencies, and benefited from a more favorable resin input cost environment. Transportation, filtration, and medical markets all posted solid sales growth for the year as we capitalized on strong demand. However, fourth quarter sales reflected some year-end customer inventory rebalancings and a difficult comparison to last year's 9% fourth quarter growth. Our recent and planned investments in both water filtration and transportation films capacity demonstrate our commitment to maintaining leadership positions in these high growth specialty applications."

"EP segment profits increased slightly for the year, as we continued to deliver stable operating profits despite the backdrop of the tobacco industry dynamics and volatile input costs over the past several years. 2019 results showed the benefits of our consistent focus on high-value products, cost controls, and innovation. Positive price/mix performance nearly offset our volume decline from strategic exits of low-margin paper business and tobacco market attrition. Nevertheless, our margins increased due to our higher-value product mix, cost reduction activities, and lower wood pulp input costs."

Dr. Kramer concluded, "Our 2020 Adjusted EPS guidance of $3.50 to $3.75, which excludes the pending Tekra and Trient transaction accretion, implies organic earnings growth of up to 6%. We believe our expected profit growth, combined with a robust dividend, results in compelling total return potential for shareholders. While we are closely monitoring the Coronavirus situation around the world, we enter the year well-positioned to continue our positive momentum, with our outlook reflecting the themes of EP stability and AMS growth continuing in 2020. To support this outlook, we plan to continue adding global capacity in our fastest-growing areas as needed and lead the market with innovative new products. Despite these investments in growth-oriented projects, we expect another year of strong free cash flow of more than $100 million."

Fourth Quarter 2019 Financial Results

Advanced Materials & Structures segment sales were $103.9 million, down 4%, or 3% absent negative currency impacts, versus a strong prior year quarter when segment sales increased 9%. In addition to the difficult comparison, fourth quarter sales were impacted by customer year-end inventory rebalancing activities following stronger sales performance in the first nine months of the year. Medical sales delivered high growth and industrial sales were stable; filtration, transportation and infrastructure and construction were down versus prior year. GAAP operating profit was $9.7 million, or 9.3% of sales, down 3%. Adjusted operating profit was $15.8 million, up 3%, with margin expanding 90 basis points to 15.2%.

Engineered Papers segment sales were $134.6 million, down 4%, or 2% absent Euro-driven negative currency impacts. Positive price/mix performance of 11% nearly offset a volume decline of 12%. Price/mix benefited from contractual wood pulp-based price escalators, as well as a higher mix of cigarette papers, wrapper and binder volumes, and HnB sales. The volume decrease was driven by continued de-emphasis of lower margin printing and writing volumes and tobacco-related declines from industry attrition and inventory draw-downs by certain customers. GAAP operating profit was $30.7 million, or 22.8% of sales, up 13%. Adjusted operating profit was $31.3 million, up 15%, with adjusted operating margin expanding 410 basis points to 23.3%. Margins increased primarily due to positive price/mix movements within the portfolio, lower wood pulp input costs, and improved manufacturing performance. Currency movements resulted in a negative $0.5 million impact to operating profit.

Unallocated GAAP and adjusted expenses were each $15.6 million, up $5.3 million, and were 6.5% of total sales, up 240 basis points. The most significant components of the increase were higher deferred compensation expenses related to the positive stock price movement in 4Q:19 compared to the prior year period, as well as investments in upgraded IT systems to support growth.

Consolidated sales were $238.5 million, down 4%, or 3% absent negative currency impacts. GAAP operating profit was $24.8 million, down 7%, and GAAP operating profit margin was 10.4%. Adjusted operating profit was $31.5 million, down 2%, and adjusted operating profit margin was 13.2%, up 30 basis points. Adjusted EBITDA was $40.9 million, down 2%, and adjusted EBITDA margin was 17.2%, up 40 basis points. GAAP income was $20.2 million, versus $7.2 million; GAAP EPS was $0.64. Adjusted income was $25.2 million, down 3%; Adjusted EPS was $0.80.

Interest expense was $6.5 million, down from $8.1 million, as the Company used available cash flow to reduce debt. Other income was $0.6 million, versus other expense of $0.4 million in the prior year quarter.

The Company reported a tax rate of 12.7%, versus 1.6% in the prior year period. During the fourth quarter of 2018, the Company recorded a low quarterly tax expense to reflect the final full year 2018 tax rate. Excluding the impact of non-GAAP adjustments, the fourth quarter 2019 tax rate was 15.8% (the implied rate reflected in the Company's Adjusted EPS), up from 4.9% in the prior year quarter.

The Company's Chinese JVs contributed $0.12 to both GAAP and Adjusted EPS, versus $0.14 in the prior year quarter (comparison excludes $0.50 non-cash impairment charge in 4Q:18)

Net currency movements had a $0.6 million negative impact on operating profits and the translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to fourth quarter 2019 results were purchase accounting expenses of $0.13 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization associated with AMS acquisitions) and $0.04 per share of restructuring and impairment expenses. The most significant non-GAAP adjustments in the fourth quarter of 2018 were the $0.50 per share non-cash impairment expense related to the Company's RTL joint venture in China and purchase accounting expenses of $0.15 per share.

Full Year 2019 Financial Results

Advanced Materials & Structures segment sales were $477.2 million, up 2%, or 3% absent negative currency impacts. Increases in transportation products, driven by paint protection films and glass lamination, led the portfolio. Filtration sales, supported by RO water application growth, and medical products, led by the consumer finger bandage category, also drove organic sales gains. Infrastructure and construction and industrial sales both declined versus prior year. GAAP operating profit was $64.3 million, or 13.5% of sales, up 30%. Adjusted operating profit was $85.7 million, up 20%, with margin expanding 270 basis points to 18.0%. Sales growth, reduced fixed manufacturing costs, lower polypropylene resin input costs, and SG&A improvements combined to drive the increased profitability.

Engineered Papers segment sales were $545.6 million, down 5%, or 2% absent negative currency impacts due mostly to a weaker Euro. Positive price/mix performance of 8% was offset by a volume decline of 10%. Price/mix benefited from contractual wood pulp-based price escalators as well as a higher mix of LIP and other cigarette papers and wrapper and binder volumes. The volume decline was driven primarily by continued tobacco industry attrition, and lower HnB products, in part due to a difficult HnB comparison to the first half of 2018 when customers were launching new products. In addition, the continued de-emphasis of lower margin non-tobacco products affected volumes. GAAP operating profit was $119.2 million, or 21.8% of sales, down 2%. Adjusted operating profit was $123.3 million, up 1%, with adjusted operating margin increasing 130 basis points to 22.6%. Margins increased primarily due to positive price/mix movements within the portfolio and improved manufacturing performance. While wood pulp input costs trended lower versus prior year during 2H:19, total input costs for the full year were modestly negative compared to 2018. Currency movements resulted in a negative $3.8 million impact to operating profit.

Unallocated GAAP and adjusted expenses were each $49.5 million, up $13.2 million, and were 4.8% of total sales, up 130 basis points. The primary drivers of the increase were higher deferred compensation expenses as a result of positive stock price performance relative to 2018 and higher IT expenses to support growth initiatives.

Consolidated sales were $1,022.8 million, down 2%, but unchanged absent negative currency impacts. GAAP operating profit was $134.0 million, down 1%, and GAAP operating profit margin was 13.1%. Adjusted operating profit was $159.5 million, up 1%, and adjusted operating profit margin was 15.6%, up 50 basis points. Adjusted EBITDA was $197.2 million, flat versus prior year, and adjusted EBITDA margin was 19.3%, up 40 basis points. GAAP income was $85.8 million, versus $94.8 million; this equated to 2019 GAAP EPS of $2.76. Adjusted income was $110.3 million, up 3%; this equated to 2019 Adjusted EPS of $3.55.

Interest expense was $36.1 million, up $7.9 million, reflecting $7.1 million of interest expense related to the Brazil tax assessments. Interest expense on debt increased $0.8 million as higher effective interest rates on debt as a result of the bond issuance during the third quarter of 2018 were largely offset by debt reduction throughout 2019. Other expense was $1.0 million, including $2.2 million of expenses related to the Brazil tax assessments, down from other income of $10.0 million, as the prior year period reflected a $10.2 million benefit, or $0.25 per share, from a contingent liability revaluation.

The Company reported a tax rate of 15.7%, versus 9.2% in the prior year period. The increase is primarily due to the $13.0 million, or $0.43 per share, favorable transitional tax adjustment related to US tax reform recorded in the prior year. Excluding the impact of non-GAAP adjustments, the full year 2019 tax rate was 19.3% (the implied rate reflected in the Company's Adjusted EPS), up from 18.1% in 2018.

The Company's Chinese JVs contributed $0.13 to both GAAP and Adjusted EPS versus, up from $0.12 in the prior year (comparison excludes $0.50 non-cash impairment charge in 4Q:18)

Net currency movements had a $4.4 million negative impact on operating profits; the translation impact of net currency movements was negative $0.09 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). 2019 results include purchase accounting expenses of $0.54 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization associated with AMS acquisitions), a $0.21 per share tax assessment from pre-2000 activities in Brazil related to raw material imports/exports (unfavorable) and social security taxes (favorable partial offset). The majority of the Brazil-tax assessment expenses consist of interest and penalties. Restructuring and impairment expenses were $0.10 per share and were mostly related to EP segment cost reduction activities. The most significant non-GAAP adjustments in 2018 were $0.57 per share of purchase accounting expenses, the $0.50 per share non-cash impairment of the

Chinese RTL joint venture, the $0.43 gain from the transitional tax adjustment, the $0.25 benefit from a contingent liability revaluation.

Cash Flow, Debt, & Dividend

Full year 2019 cash provided by operating activities increased $21.4 million to $160.3 million. The Company's working capital-related cash outflows were $1.8 million, compared to $24.3 million in 2018 due primarily to favorable accounts receivables balances. Capital spending and capitalized software totaled $34.1 million, up $4.4 million, due primarily to planned capacity expansions for our filtration and transportation products and IT investments to support growth. Capital spending and capitalized software finished 2019 slightly below the Company's guided range of $35 million to $40 million. Free cash flow increased $17 million to $126.2 million. In 2019, the Company paid dividends to stockholders totaling $54.4 million.

Total debt was $542.7 million on December 31, 2019, down $79.4 million from year end 2018; net debt was $439.7 million on December 31, 2019, down $88.6 million from year end 2018. Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.1x as of December 31, 2019, down from 2.5x from year end 2018.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on March 20, 2020 to stockholders of record as of March 4, 2020.

2020 Financial Outlook

The Company issued 2020 Adjusted EPS guidance of $3.50 to $3.75 (excludes the financial impact of the pending Tekra and Trient acquisition). This equates to $2.74 to $2.99 of GAAP EPS based on estimates of $0.53 per share of non-cash purchase accounting expenses related to AMS segment acquisitions and $0.23 per share of restructuring expenses related to cost reduction projects that are excluded from Adjusted EPS (see non-GAAP reconciliation table).

The Company expects 2020 capital expenditures and capitalized software spending of approximately $40 million to $45 million.

Tekra and Trient Acquisitions' Financial Impact

Given the anticipated timing of closing the Tekra and Trient acquisition before March 31, 2020, the Company expects the transaction would add approximately $0.10 to 2020 Adjusted EPS and approximately $0.20 to 2021 Adjusted EPS. As previously disclosed, Tekra and Trient have combined annual sales of approximately $100 million and a 16% EBITDA margin. The transaction price is $155 million, subject to certain customary closing adjustments. Please refer to the Company's February 18, 2020 press release for additional details.

Conference Call

SWM will hold a conference call to review fourth quarter 2019 results with investors and analysts at 8:30 a.m. Eastern time on Friday, February 21, 2020. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company. Our highly engineered papers, films, nets and nonwovens are designed and manufactured using natural fibers and polymers for a variety of industries and applications. We provide our customers with critical components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2020 guidance and future performance, 2020 capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, currency rates and trends and impact on EPS, future cash flows, effective tax rates, planned investments, anticipated timing, benefits and accretion of the Tekra and Trient acquisition, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

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Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•	The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

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Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•	Changes in the method pursuant to which LIBOR rates are determined and the potential phasing out of LIBOR after 2021;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

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The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

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International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•	Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

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The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•	Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2019, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, the effect of income tax provisions and other tax impacts (including Brazilian tax assessments), capital spending, capitalized software costs, loss from discontinued operations, revaluation of contingent consideration and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
AMS	$103.9	$107.8	(3.6)%	$477.2	$467.9	2.0%
EP	134.6	140.9	(4.5)%	545.6	573.4	(4.8)%
Total Consolidated	$238.5	$248.7	(4.1)%	$1,022.8	$1,041.3	(1.8)%

Operating Profit
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2019	2018	2019	2018	2019	2018	2019	2018
AMS	$9.7	$10.0	9.3%	9.3%	$64.3	$49.5	13.5%	10.6%
EP	30.7	27.1	22.8%	19.2%	119.2	121.8	21.8%	21.2%
Unallocated	(15.6)	(10.3)			(49.5)	(36.3)
Total Consolidated	$24.8	$26.8	10.4%	10.8%	$134.0	$135.0	13.1%	13.0%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
AMS - Restructuring & Impairment Expenses	$1.1	$0.3	$1.1	$1.5
AMS - Purchase Accounting Adjustments	5.0	5.1	20.3	20.7
EP - Restructuring & Impairment Expenses and Tax Assessment	0.6	—	4.1	0.2
Total Consolidated	$6.7	$5.4	$25.5	$22.4

Adjusted Operating Profit *
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2019	2018	2019	2018	2019	2018	2019	2018
AMS	$15.8	$15.4	15.2%	14.3%	$85.7	$71.7	18.0%	15.3%
EP	31.3	27.1	23.3%	19.2%	123.3	122.0	22.6%	21.3%
Unallocated	(15.6)	(10.3)			(49.5)	(36.3)
Total Consolidated	$31.5	$32.2	13.2%	12.9%	$159.5	$157.4	15.6%	15.1%

* Adjusted Operating Profit, a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating profit	$24.8	$26.8	$134.0	$135.0
Plus: Restructuring and impairment expense	1.7	0.3	3.7	1.7
Plus: Purchase accounting adjustments	5.0	5.1	20.3	20.7
Plus: Brazil tax assessments	—	—	1.5	—
Adjusted Operating Profit	$31.5	$32.2	$159.5	$157.4

Income	$20.2	$7.2	$85.8	$94.8
Plus: Restructuring and impairment expense	1.7	0.3	3.7	1.7
Less: Tax impact of restructuring and impairment expense	(0.4)	—	(0.7)	(0.4)
Plus: Purchase accounting adjustments	5.0	5.1	20.3	21.4
Less: Tax impact of purchase accounting adjustments	(0.9)	(1.0)	(3.7)	(4.0)
Plus: CTS impairment expense	—	15.0	—	15.0
Plus: Brazil tax assessments	—	—	10.8	—
Less: Tax impact of Brazil tax assessments	(0.1)	—	(4.2)	—
Less: Revaluation of contingent consideration	—	—	—	(10.2)
Plus: Tax impact of revaluation of contingent consideration	—	—	—	2.5
Less: Transitional Tax Adjustment	—	—	(0.6)	(13.0)
Less: Tax legislative changes, net of other discrete items	—	(0.6)	(0.8)	(0.6)
Less: RTL-Philippine sale gain	$(0.3)	$—	(0.3)	—
Adjusted Income	$25.2	$26.0	$110.3	$107.2

Earnings per share - diluted	$0.64	$0.23	$2.76	$3.06
Plus: Income per share from discontinued operations	—	—	—	0.01
Earnings per share from continuing operations	0.64	0.23	2.76	3.07
Plus: Restructuring and impairment expense	0.05	0.01	0.12	0.05
Less: Tax impact of restructuring and impairment expense	(0.01)	—	(0.02)	(0.01)
Plus: Purchase accounting adjustments	0.16	0.17	0.66	0.70
Less: Tax impact of purchase accounting adjustment	(0.03)	(0.02)	(0.12)	(0.13)
Plus: CTS impairment expense	—	0.50	—	0.50
Plus: Brazil tax assessments	—	—	0.35	—
Less: Tax impact of Brazil tax assessments	—	—	(0.14)	—
Plus: Revaluation of contingent consideration	—	—	—	(0.33)
Less: Tax impact of revaluation of contingent consideration	—	—	—	0.08
Less: Transitional Tax Adjustment	—	—	(0.02)	(0.43)
Less: Tax legislative changes, net of other discrete items	—	(0.02)	(0.03)	(0.02)
Less: RTL-Philippine sale gain	$(0.01)	$—	$(0.01)	$—
Adjusted Earnings Per Share - Diluted	$0.80	$0.87	$3.55	$3.48

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$20.2	$7.2	$85.8	$94.5
Plus: Loss from discontinued operations	—	—	—	0.3
Income from continuing operations	20.2	7.2	85.8	94.8
Plus: Interest expense on debt	6.5	8.1	29.0	28.2
Plus: Interest expense on Brazil tax assessments	—	—	7.1	—
Plus: Provision for income taxes	2.4	0.3	15.2	10.7
Plus: Depreciation & amortization	14.4	14.7	58.0	60.2
Plus: Restructuring and impairment expense	1.7	0.3	3.7	1.7
Plus: (Income) loss from equity affiliates	(3.7)	10.8	(4.1)	11.3
Plus: Other (income) expense, net	(0.6)	0.4	1.0	(10.0)
Plus: Brazil tax assessments	—	—	1.5	—
Adjusted EBITDA from continuing operations	$40.9	$41.8	$197.2	$196.9

AMS adjusted EBITDA	$19.3	$18.9	$99.2	$86.5
EP adjusted EBITDA	37.0	33.0	146.6	146.5
Unallocated adjusted EBITDA	(15.4)	(10.1)	(48.6)	(36.1)
Adjusted EBITDA from continuing operations	$40.9	$41.8	$197.2	$196.9

Cash provided by operating activities	$41.4	$45.9	$160.3	$138.9
Less: Capital spending	(8.6)	(7.2)	(28.6)	(27.0)
Less: Capitalized software costs	(1.6)	(1.6)	(5.5)	(2.7)
Free Cash Flow	$31.2	$37.1	$126.2	$109.2

			December 31, 2019	December 31, 2018

Total Debt			$542.7	$622.1
Less: Cash			103.0	93.8
Net Debt			$439.7	$528.3

2020 Earnings Per Share Guidance - Diluted, from Continuing Operations
2020E
2020E GAAP EPS	$2.74 - $2.99
Plus: Restructuring/impairment expense	0.30
Less: Tax impact of restructuring/impairment expense	(0.07)
Plus: Purchase accounting expense	0.65
Less: Tax impact of purchase accounting expense	(0.12)
2020E Adjusted EPS	$3.50 - $3.75

* Pending and potential future acquisitions are excluded from the above reconciliation.

Brazil Tax Assessments - YTD Financial Statement Classification and Impact

Income Statement Classification	(Expense) Benefit	Diluted Earnings per Share
Cost of products sold [1]	$(1.5)	$(0.05)
Operating profit [1]	(1.5)	(0.05)
Other expense [2]	(2.2)	(0.07)
Interest expense [3]	(7.1)	(0.23)
Income from continuing operations before income taxes	(10.8)	(0.35)
Income tax benefit	4.2	0.14
Net income	$(6.6)	$(0.21)
1 Cost of products sold reflects the net of $2.6 million of expense associated with the Raw Materials Assessment and $1.1 million benefit associated with the Social Security Assessment. Amounts are reflected in Engineered Papers reporting segment in segment disclosures.
2 Other expense includes penalties and fees associated with the Raw Materials Assessment.
3 Interest expense relates to the Raw Materials Assessment.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Years Ended December 31,
	2019	2018	% Change
Net sales	$1,022.8	$1,041.3	(1.8)%
Cost of products sold	732.8	762.8	(3.9)
Gross profit	290.0	278.5	4.1

Selling expense	33.7	35.7	(5.6)
Research expense	13.5	15.2	(11.2)
General expense	105.1	90.9	15.6
Total nonmanufacturing expenses	152.3	141.8	7.4

Restructuring and impairment expense	3.7	1.7	N.M.
Operating profit	134.0	135.0	(0.7)
Interest expense	36.1	28.2	28.0
Other (expense) income, net	(1.0)	10.0	N.M.
Income from continuing operations before income taxes and income from equity affiliates	96.9	116.8	(17.0)

Provision for income taxes	15.2	10.7	42.1
Income (loss) from equity affiliates, net of income taxes	4.1	(11.3)	N.M.
Income from continuing operations	85.8	94.8	(9.5)
Loss from discontinued operations	—	(0.3)	N.M.
Net income	$85.8	$94.5	(9.2)%

Net income (loss) per share - basic:
Income per share from continuing operations	$2.78	$3.08	(9.7)%
Loss per share from discontinued operations	—	(0.01)	N.M.
Net income per share – basic	$2.78	$3.07	(9.4)%

Net income (loss) per share – diluted:
Income per share from continuing operations	$2.76	$3.07	(10.1)%
Loss per share from discontinued operations	—	(0.01)	N.M.
Net income per share – diluted	$2.76	$3.06	(9.8)%

Cash dividends declared per share	$1.76	$1.73

Weighted average shares outstanding:

Basic	30,652,200	30,551,300

Diluted	30,838,300	30,692,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2019	2018	% Change
Net sales	$238.5	$248.7	(4.1)%
Cost of products sold	167.6	184.9	(9.4)
Gross profit	70.9	63.8	11.1

Selling expense	7.9	8.5	(7.1)
Research expense	3.4	3.4	—
General expense	33.1	24.8	33.5
Total nonmanufacturing expenses	44.4	36.7	21.0

Restructuring and impairment expense	1.7	0.3	N.M.
Operating profit	24.8	26.8	(7.5)
Interest expense	6.5	8.1	(19.8)
Other income (expense), net	0.6	(0.4)	N.M.
Income from continuing operations before income taxes and income from equity affiliates	18.9	18.3	3.3

Provision for income taxes	2.4	0.3	N.M.
Income (loss) from equity affiliates, net of income taxes	3.7	(10.8)	N.M.
Income from continuing operations	20.2	7.2	N.M.
Income from discontinued operations	—	—	N.M.
Net income	$20.2	$7.2	N.M.

Net income (loss) per share - basic:
Income per share from continuing operations	$0.65	$0.23	N.M.
Income per share from discontinued operations	—	—	N.M.
Net income per share – basic	$0.65	$0.23	N.M.

Net income (loss) per share – diluted:
Income per share from continuing operations	$0.64	$0.23	N.M.
Income per share from discontinued operations	—	—	N.M.
Net income per share – diluted	$0.64	$0.23	N.M.

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	30,663,500	30,580,100

Diluted	30,939,000	30,722,400

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$103.0	$93.8
Accounts receivable, net	143.2	154.6
Inventories	161.4	151.5
Assets held for sale	—	12.0
Other current assets	19.9	17.3
Property, plant and equipment, net	330.3	340.3
Goodwill	337.4	338.1
Other noncurrent assets	376.5	358.9
Total Assets	$1,471.7	$1,466.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$1.9	$3.3
Other current liabilities	155.7	140.2
Long-term debt	540.8	618.8
Pension and other postretirement benefits	31.6	28.2
Deferred income tax liabilities	48.2	48.0
Long-term income tax payable	21.4	27.0
Other noncurrent liabilities	74.4	43.1
Stockholders’ equity	597.7	557.9
Total Liabilities and Stockholders’ Equity	$1,471.7	$1,466.5

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2019	2018
Operations
Net income	$85.8	$94.5
Less: loss from discontinued operations	—	(0.3)
Income from continuing operations	85.8	94.8
Non-cash items included in net income:
Depreciation and amortization	57.7	61.6
Impairments	1.1	0.2
Deferred income tax ((benefit) provision	(3.4)	7.5
Pension and other postretirement benefits	2.6	2.8
Stock-based compensation	7.7	4.8
(Income) loss from equity affiliates	(4.1)	11.3
Brazil tax assessment accruals, net	10.9	—
Long-term income tax payable	(0.6)	(12.0)
Change in fair value of contingent consideration	—	(10.2)
Cash dividends received from equity affiliates	2.6	2.0
Other items	1.8	0.4
Changes in operating working capital	(1.8)	(24.3)
Net cash provided by operating activities of:
Continuing operations	160.3	138.9
Discontinued operations	—	0.2
Cash provided by operations	160.3	139.1

Investing
Capital spending	(28.6)	(27.0)
Capitalized software costs	(5.5)	(2.7)
Proceeds from sale of assets	14.7	—
Other investing	4.6	2.2
Cash used in investing	(14.8)	(27.5)

Financing
Cash dividends paid to SWM stockholders	(54.4)	(53.2)
Changes in short-term debt	(0.1)	(1.3)
Proceeds from issuances of long-term debt	19.1	634.2
Payments on long-term debt	(99.5)	(694.0)
Payments for debt issuance costs	—	(3.6)
Purchases of common stock	(0.9)	(3.0)
Cash (used in) provided by financing	(135.8)	(120.9)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	(3.8)

Increase (decrease) in cash and cash equivalents	$9.2	$(13.1)